Exhibit 99.1

Vapotherm Reports Preliminary Fourth Quarter and Fiscal Year 2019 Financial Results

EXETER, New Hampshire, January 10, 2020—/ Business Wire / -- Vapotherm, Inc. (NYSE: VAPO) (“Vapotherm” or the “Company”), a global medical technology company focused on the development and commercialization of its proprietary Hi-VNI® Technology products that are used to treat patients of all ages suffering from respiratory distress, today announced certain preliminary unaudited fourth quarter and full year 2019 revenue results.

Preliminary revenue for the fourth quarter of 2019 is expected to be approximately $12.9 million, an increase of approximately 10% when compared with $11.7 million for the fourth quarter of 2018.

Preliminary revenue for the full year 2019 is expected to be approximately $48.0 million, an increase of approximately 13% when compared with $42.4 million for the full year 2018.

“We are pleased with our solid finish to 2019, as our worldwide installed base of Precision Flow systems continues to grow in-line with our expectations, U.S. disposable utilization rates are consistent with or better than prior years, and our gross margin improvement plan is right on track.” said Joe Army, President and CEO of Vapotherm. “As we move into 2020, we expect to continue to add to our portfolio of high clinical value products and expand our body of clinical evidence, with the goal of driving further adoption of our Hi-VNI Technology products.”

The Company plans to release its fourth quarter and full year 2019 financial results in early March 2020. The quarterly and annual revenue estimates for 2019 included in this press release are preliminary. Actual fourth quarter and full year 2019 revenue results are subject to the completion of the Company’s year end financial closing procedures and review and audit procedures by the Company’s independent registered public accounting firm.

Website Information

Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, Securities and Exchange Commission filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this document.

About Vapotherm

Vapotherm, Inc. is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 2.0 million patients have been treated with Vapotherm Hi-VNI Technology. Hi-VNI Technology is mask-free noninvasive ventilatory support for spontaneously breathing patients and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. Hi-VNI Technology’s mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks associated with mask therapies. While being treated, patients can talk, eat, drink, and take oral medication. For more information, visit www.vapotherm.com.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements, including statements about full year and quarterly revenue and gross margin results. In some cases, you can identify forward-looking statements by terms such as ‘‘expect,’’ “plan” or “goal” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following: Vapotherm has incurred losses in the past and may be unable to achieve or sustain profitability in the future, Vapotherm may need to raise additional capital to fund its existing commercial operations, develop and commercialize new products, and expand its operations, Vapotherm’s dependence on sales generated from its Precision Flow systems, competition from multi-national corporations who have significantly greater resources than Vapotherm and are more established in the respiratory market, the ability for Precision Flow systems to gain increased market acceptance, its inexperience directly marketing and selling its products, the potential loss of one or more suppliers, Vapotherm’s susceptibility to seasonal fluctuations, Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements, the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure and maintain patent or other intellectual property protection for its products and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s Annual Report on Form 10-K for the fiscal year ended December, 31, 2018, as filed with the Securities and Exchange Commission on March 22, 2019, and in any subsequent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release reflect Vapotherm’s views as of the date hereof, and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

SOURCE:  Vapotherm, Inc.

Investor Relations Contacts:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1 (603) 658-0011